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                                                                    Exhibit 10.L


[ALPHA INDUSTRIES, INC. LETTERHEAD]


May 30, 2000


Jean Pierre Gillard
Alpha Industries, Inc.
20 Sylvan Road
Woburn, MA  01801


Re:  Separation Arrangement

Dear J.P.:

This letter is to confirm the separation arrangements that we have agreed on. This letter implements the Severance Agreement between you and Alpha dated December 11, 1998 (the "Agreement"), with certain changes noted below.

In consideration of your willingness to continue providing consulting services after your separation and to be subject to a longer noncompetition period, Alpha is willing to provide you with certain benefits provided for in the Agreement. The full statement of this arrangement is set out below.

1. Effective on May 31, 2000, you will move to part-time employee status and will cease to be an officer of the corporation. Your responsibilities will be as mutually agreed to between you and Alpha's Chief Executive Officer.

2. You will continue to receive your full base salary, as currently set, paid weekly, subject to normal withholding. You will be eligible for medical and dental insurance coverage and for the deferred compensation plan, subject to the same terms, conditions and payments as active employees of Alpha, but you will not be eligible for any other employee benefits. You will continue to be eligible to receive stock options or other incentive compensation so long as you are an employee, but the decision to grant such options or compensation will be in the sole discretion of Alpha's CEO.

3. Effective on May 31, 2000, all of your then outstanding Alpha stock options, whether or not by their terms then exercisable, will, subject to their other terms and conditions, become immediately exercisable and remain exercisable until May 30, 2001.

4. You may elect to retire at any time after May 31, 2000, in which case you will become an independent consultant to Alpha, advising the company on business


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Jean Pierre Gillard
May 30, 2000
Page 2


     development, mergers and acquisitions, wireless markets and other areas within your expertise. Your activities and schedule will be as mutually agreed to between you and Alpha's Chief Executive Officer. This consulting arrangement will continue until May 30, 2002, unless otherwise mutually agreed to by you and Alpha's CEO. As a consultant, you will receive consulting fees for your availability and services equal to your current base salary, paid weekly. You will be reimbursed for your reasonable out-of-pocket expenses incurred in the performance of your consulting duties. You will be eligible for medical and dental insurance coverage and for the deferred compensation plan, subject to the same terms, conditions and payments as active employees of Alpha, but you will not be eligible for any other employee benefits.

5. From the date of this letter until May 30, 2002 (the "Noncompete Period"), you will not, directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee, or otherwise, or through any person, engage in any employment, consulting or other activity which competes with the business of Alpha or any subsidiary or affiliate of Alpha (collectively, the "Company"). You acknowledge and agree that your direct or indirect participation in the conduct of such competing business alone or with any person will materially impair the business and prospects of Alpha. During the Noncompete Period, you will not (i) attempt to hire any director, officer, employee or agent of the Company, (ii) assist in such hiring by any other person, (iii) encourage any person to terminate his or her employment or business relationship with the Company, (iv) encourage any customer or supplier of the Company to terminate its relationship with the Company, or (v) obtain, or assist in obtaining, for your own benefit (other than indirectly as an employee of the Company) any customer of the Company. If any of the restrictions provided for in this
     Section 6 are adjudicated to be excessively broad as to scope, geographic area, time or otherwise, said restriction shall be reduced to the extent necessary to make the restriction reasonable and shall be binding on you as so reduced. Any provisions of this Section 6 not so reduced shall remain in full force and effect. You understand and acknowledge that the Company's remedies at law for breach of any of the restrictions in this Section are inadequate and that any such breach will cause irreparable harm to the Company. You therefore agree that in addition and as a supplement to such other rights and remedies as may exist in the Company's favor, the Company may apply to any court having jurisdiction to enforce the specific performance of the restrictions in this Section, and may apply for injunctive relief against any act which would violate those restrictions.

6. Alpha agrees that you may provide consulting services to other companies, but only subject to your noncompetition obligations under section 5.


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Jean Pierre Gillard
May 30, 2000
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7.   This agreement contains the entire understanding of the parties concerning its subject matter. This agreement may be modified only by a written instrument executed by both parties. This agreement supersedes all prior agreements relating to your employment or severance, including without limitation the Severance Agreement dated December 11, 1998. This agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Please sign both copies of this letter and return one to me. If you have any questions, please feel free to call me or Jim Nemiah.

Sincerely,


/s/ David J. Aldrich
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David J. Aldrich
President and CEO



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                                    AGREED TO:


                                    /s/ J. P. Gillard
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                                    Date:  5/30/00
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